EXHIBIT 23.2

CONSENT OF QUALIFIED PERSON

Junjie (Jay) Li

Tetra Tech Canada Inc.

Suite 1000 – 10th Floor, 885 Dunsmuir Street, Vancouver, BC V6C 1N5

To:

Avino Silver & Gold Mines Inc.

British Columbia Securities Commission

Alberta Securities Commission

Ontario Securities Commission

Manitoba Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

Financial and Consumer Services Commission (New Brunswick)

Newfoundland and Labrador Securities Commission

Nova Scotia Securities Commission

PEI Securities Office

Office of the Superintendent of Securities (Northwest Territories)

Office of the Yukon Superintendent of Securities

Office of the Superintendent of Securities (Nunavut)

Dear Sirs/Mesdames:

RE:	Avino Silver & Gold Mines Inc. (the “Company”)

Reference is made to the Company’s technical report dated effective May 29, 2026, titled “NI 43-101 Technical Report Update: Avino Property, Durango, Mexico” (the “Technical Report”).

I hereby:

1.	consent to the public filing of the Technical Report;

2.	consent to the use of any extracts from and/or a summary of the Technical Report in the Company’s periodic and continuous disclosure; and

3.

certify that I have read the Company’s news release titled “Avino Announces Inaugural Consolidated Mineral Reserves” dated April 16, 2026, and that it fairly and accurately represents the information in the Technical Report for which I am responsible.

DATED this 29 day of May, 2026 Yours truly,

“Junjie (Jay) Li”
Junjie (Jay) Li, P. Eng.